Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of La Rosa Holdings Corp. and Subsidiaries on Form S-8 of our report dated April 26, 2023 with respect to our audits of the consolidated financial statements of La Rosa Holdings Corp. and Subsidiaries as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, which report appears in the Registration Statement on Form S-1 (File No. 333-264372) of La Rosa Holdings Corp. and Subsidiaries for the year ended December 31, 2022.

/s/ Marcum llp

Marcum llp

New York, NY

October 20, 2023